Exhibit 99.1

Medicine Man Technologies Expands its Retail Capabilities with the Planned Acquisition of Roots Rx, a Highly Reputable Operator with Six Dispensaries and Cultivation Facilities

•	Roots Rx is one of the top dispensary brands within Colorado, with high quality cannabis, ease of ordering features, knowledgeable budtenders, and a unique loyalty program

•	This transaction will add an additional six dispensaries to the Company’s retail footprint, bringing the total number of dispensaries to 23 upon closing of all pending acquisitions

•	Roots Rx operates a large outdoor cultivation facility in Aspen that is recognized for its high-quality products and biomass

DENVER, September 6, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or the "Company"), is pleased to announce its latest binding term sheet to acquire Roots Rx, a cannabis operator with six dispensaries located in the ski and mountain towns of Colorado. The Company will also acquire Roots Rx’s outdoor cultivation facilities located outside of Aspen. This latest announcement comes on the heels of term sheets announced earlier this week to acquire a number of dispensaries, including retail locations using the Starbuds and Colorado Harvest Company brands and a series of independent dispensaries, which will bring the Company’s total dispensary count to 23 upon the successful closing of all the pending acquisitions.

Under the terms of the transaction, Medicine Man Technologies will purchase Roots Rx for a total price of $15 million, which will consist of $7.5 million in cash, the issuance of 1,779,661 shares of its common stock at a price of $2.95 per share, and a deferred cash payment of $2.25 million to be made a year following the initial closing date. Based on year-to-date results, management expects these six dispensaries to generate over $12 million in revenue in 2019 and in excess of $2.1 million in EBITDA.

“We’ve been regionally focused on plans to increase our retail capacity and expand our presence, and this move is consistent with our intention to vertically integrate our grow, manufacturing, and state-wide retail facilities,” stated Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “We are especially excited to gain retail presence beyond the Denver metro area and into the mountainous and resort regions of the state through the Roots Rx locations. Medicine Man Technologies has built its foundation on aggregating a brain trust of the best and brightest pioneers of the industry. We are very pleased to welcome onto our team Robert Holmes and Steven Miller, two savvy and sophisticated operators, as well as their successful grow and retail stores. We feel that the combination of our businesses will result in operational synergies.”

“We started our family of dispensaries with the same entrepreneurial spirit that Andy Williams and his team have used to build Medicine Man Technologies into a leading regional cannabis operator,” commented Robert Holmes, Chief Executive Officer of Roots Rx. “Our consumers will benefit from the expanded product and brand offerings more readily available to us under the Medicine Man Technologies umbrella following our transaction closings. To be able to join the list of industry pioneers that will be involved at Medicine Man Technologies is a fantastic opportunity for all of us at Roots Rx. We look forward to starting this journey together.”

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The six dispensaries that will be acquired in this transaction are located in Aspen, Basalt, Eagle-Vail, Edwards, Leadville, and Gunnison.

The terms of the transaction can also be referenced in the Company’s 8-K, which outlines the closing conditions and are conditioned upon the satisfaction or mutual waiver of certain conditions, including regulatory approval.

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies.  The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry.  Currently contemplated transactions subject to term sheets, if closed, will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally.  The Company’s intellectual property would include the “Three A Light” methodology for cannabis cultivation upon closing of pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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